UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2010

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32976	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts	01748
(Address of Principal Executive Offices)	(Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On December 8, 2010, Caliper Life Sciences, Inc., a Delaware corporation (“Caliper”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Cricket Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Caliper (“Merger Sub”), Cambridge Research & Instrumentation, Inc., a Delaware corporation (“CRi”), and Theodore I. Les, as representative of the stockholders of CRi. The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into CRi, with CRi continuing as the surviving corporation and a wholly owned subsidiary of Caliper (the “Merger”).

The aggregate consideration in the Merger will equal approximately $20,000,000, including the assumption by Caliper of approximately $8,000,000 in CRi indebtedness (net of cash) and the payment of approximately $12,000,000 in value to CRi shareholders, subject to adjustment based on CRi’s working capital as of the closing date. The consideration will be paid in Caliper common stock, except that certain CRi shareholders holding fewer than 7,000 shares of CRi common stock will receive cash in exchange for their CRi shares.  $1,000,000 of the consideration will be placed into an escrow account for the twelve-month period following the closing. The valuation of the Caliper common stock to be issued in the transaction as consideration is subject to a “collar” with a floor of $5.80 per share and a ceiling of $6.28 per share. The shares of Caliper common stock to be issued will be issued pursuant to the exemption from registration provided by Regulation D under the Securities Act of 1933, as amended, and Caliper has agreed to file a registration statement covering the resale of such shares following their issuance. All outstanding in-the-money employee stock options to purchase CRi common stock, whether or not vested, are exercisable until immediately prior to the closing of the Merger.  All outstanding in-the-money employee stock options to purchase CRi common stock that are unexercised prior to the closing of the Merger, whether or not vested, will be cancelled and converted into the right to receive a cash payment as provided in the Merger Agreement. All employee stock options to purchase CRi common stock that are not in-the-money will be terminated immediately prior to the closing of the Merger.

CRi has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) to use commercially reasonable efforts to take all actions necessary or advisable to permit the consummation of the Merger; (iv) not to solicit proposals relating to alternative business combination transactions, and (v)  not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions. Caliper and Merger Sub have also made customary representations, warranties and covenants in the Merger Agreement.

Consummation of the Merger is subject to customary conditions, including (i) approval of the Merger Agreement and the Merger by the written consent of the stockholders of CRi, (ii) absence of any law or order prohibiting the consummation of the Merger, (iii) subject to certain exceptions, the accuracy of the representations and warranties made by CRi and by Caliper, and (iv) the absence of any material adverse effect on CRi or Caliper.  CRi has provided Caliper with voting agreements in which holders of an aggregate of 57% of the outstanding CRi shares have committed to vote in favor of the Merger.

The Merger Agreement contains certain termination rights for both Caliper and CRi, including CRi’s right to terminate the Merger Agreement if the volume-weighted average price for Caliper common stock over a five-day period prior to the closing of the Merger decreases by more than 33% of the volume-weighted average price for Caliper common stock for the trading day immediately prior to the date of the Merger Agreement, which was $6.04.

A copy of the press release announcing the execution of the Merger Agreement is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit
99.1	Press Release titled “Caliper Life Sciences to Acquire Cambridge Research & Instrumentation” dated December 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

December 10, 2010	By:	/s/ Peter F. McAree

Peter F. McAree
Senior Vice President and Chief Financial Officer